UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): September 17, 2015

ENERGIZER HOLDINGS, INC.
(Exact Name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation or organization)	001-36837 (Commission File Number)	36-4802442 (I.R.S. Employee Identification Number)

533 Maryville University Drive, St. Louis, Missouri 63141
(Address of Principal Executive Offices, Including Zip Code)

314- 985-2000
(Registrant’s Telephone Number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
 ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 17, 2015, the Nominating and Executive Compensation Committee (the “Committee”) of the board of directors of Energizer Holdings, Inc. (the “Company”) approved (i) the elimination of certain benefits under the Company’s Executive Savings Investment Plan and (ii) the discontinuation of the Company’s Group Personal Executive Excess Liability Plan, in each case, effective January 1, 2016.

The amendment to the Executive Savings Investment Plan reduces the amount of Non-Qualified contributions of compensation participants are eligible to make from 20% down to 6%. Under the Executive Savings Investment Plan, Participants will continue to receive matching contributions from the Company on contribution amounts up to 6% of their eligible compensation contributed to the plan (subject to offset for any matching contributions under the Company’s qualified defined contribution plan (the “401(k) Plan”)). The Executive Savings Investment Plan allows amounts to be contributed to the plan, either by an executive or by the Company on the executive’s behalf, that would be contributed to the Company’s 401(k) Plan but for limitations imposed by the Internal Revenue Code. Certain executive officers of the Company, including Messrs. Hoskins, Hamm and LaVigne, are eligible to participate in the Executive Savings Investment Plan.

The discontinuation of the Executive Group Personal Excess Liability Insurance Plan eliminates the benefit that provides up to $5,000,000 for certain executive officers including Messrs. Hamm and LaVigne and $10,000,000 for Mr. Hoskins in protection from personal liability exposure.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.
ENERGIZER HOLDINGS, INC.

By:  /s/Brian K. Hamm
Brian K. Hamm
Executive Vice President and Chief Financial Officer

Dated: September 23, 2015

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